Exhibit 99.1

China Ritar Power Corp. Experiences Major Growth in Alternative Energy Business

Reiterates Guidance for Q2 2008

SHENZHEN, China, July 15 -- China Ritar Power Corp. (OTC Bulletin Board: CRTP) ('the Company' or 'China Ritar'), a leading Chinese manufacturer of lead acid batteries, announced that sales of its lead-acid batteries to be used in solar and wind energy systems experienced significant growth in the second quarter of 2008. Revenue from the solar and wind sector was approximately $3.8 million in the second quarter of 2008 as compared to $0.4 million in the second quarter of 2007 and roughly $2.0 million in the first quarter of 2008. This represents a roughly 10-fold increase from a year ago and a 90% increase as compared to last quarter.

'We are very excited with the success we have achieved in the alternative energy sector, commented Jiada Hu, Chief Executive Officer of China Ritar. 'It is common knowledge that energy prices and environmental concerns are driving a global effort to increase the utilization of alternative energy sources. Several years ago we made the strategic decision to aggressively pursue two of the most promising segments of the alternative energy market-solar and wind power. Solar and wind energy are both subject to the same constraint-they are not available on a continuous basis. For this reason it is important that energy generated from solar and wind systems be captured in highly efficient energy storage systems. Furthermore, it is necessary that solar and wind energy storage systems be able to withstand conditions relative to weather, heat, length of service, and other factors that are particular to such energy systems. At China Ritar we have developed several series of batteries that are specially designed to withstand the conditions of solar and wind energy systems. The effectiveness of our designs combined with our high quality standards and competitive pricing has allowed us to rapidly develop business in the alternative energy sector since we first introduced our batteries to that market in early 2007. We have not only grown revenue significantly but also expanded from 8 alternative energy customers in the first half of 2007 to 25 in the first half of 2008. We are also very pleased that our alternative energy customer list, similar to the rest of our business, is global in nature, including North America, Europe, Australia, China, and other parts of Asia. We believe, as do most others, that the solar and wind energy markets will continue to grow at a highly accelerated rate. We expect to experience continued rapid growth in this sector as well as we build on the foundation we have laid including effective battery designs, a global customer list, and a reputation for high quality and competitive cost. We are proud to be making a positive contribution to the world's energy conservation and environmental protection and are committed to continuing to develop our capabilities in this sector in order to become a world leader in energy storage systems for alternative sources of energy.'

The Company has previously provided estimates of revenue of $30 million and net income of $2.4 million (excluding non-cash, stock-based compensation charges) for the second quarter of 2008. The Company continues to expect to meet those targets and therefore hereby reiterated its guidance for the second quarter of 2008.

About China Ritar Power Corp.

China Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Powers Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas.

Safe Harbor Statement

This press release contains certain statements that may include 'forward looking statements.' All statements other than statements of historical fact included herein are 'forward-looking statements.' These forward-looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

For more information, please contact:

Mr. Katherine Peng
China Ritar Power Corp.
Tel: +86-755-3398-2338

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

SOURCE China Ritar Power Corp.